Exhibit 99.1

Fulton Financial Corporation

(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
(Full text available on PR Newswire)	Office:	717-291-2739

Fulton Financial net income up 12.3% in fourth quarter

(January 18) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $40.1 million in the fourth quarter of 2004, a 12.3 percent increase over $35.7 million for the same period in 2003. Diluted net income per share increased to 33 cents, a 6.5 percent increase over the 31 cents reported for the fourth quarter of 2003. The annualized return on average assets was 1.51 percent for the quarter and annualized return on average equity was 14.25 percent.

The Lancaster, Pennsylvania-based financial holding company reported net income of $152.9 million for the year ended December 31, 2004, a 10.7 percent increase over $138.2 million in 2003. Diluted net income per share for the year increased to $1.27, a 4.1 percent increase over the $1.22 reported in 2003.

“We continued to experience strong loan growth throughout the fourth quarter,” said Rufus A. Fulton, Jr., chairman and chief executive officer. “This loan growth, combined with increases in interest rates, resulted in improvements in both net interest income and net interest margin. Resource Bank, which became part of our organization on April 1, 2004, also contributed to the increases in balances and net income. We anticipate additional growth from our newest affiliate bank, First Washington State Bank, which was acquired on December 31, 2004.”

Loans, net of unearned income, increased $1.4 billion, or 23.1 percent, to $7.6 billion at December 31, 2004, compared to $6.2 billion at December 31, 2003. Approximately $975 million of this increase resulted from the Resource and First Washington acquisitions. The remaining increase was realized mainly in commercial loans and commercial mortgages, which grew $284.4 million, or 6.8 percent, and home equity loans, which increased $168.3 million, or 18.9 percent.

Net interest income for the quarter increased $12.8 million, or 15.9 percent, compared to the fourth quarter of 2003. Fulton Financial’s net interest margin was 3.92% for the fourth quarter of 2004, compared to 3.88% for the third quarter of 2004 and 3.74% for the fourth quarter of 2003. The improvement in net interest margin reflects the impact of recent increases in short-term rates as a result of actions by the Federal Reserve.

Non-performing assets were 0.30 percent of total assets at December 31, 2004, an improvement from 0.33 percent of total assets at December 31, 2003. Annualized net charge-offs for the quarter ended December 31, 2004 were 0.09 percent of average total loans, compared to 0.16 percent for the same period of 2003. For the year ended December 31, 2004, net charge-offs were 0.06 percent of average loans, compared to 0.17 percent for 2003. As a result of this continued improvement in asset quality, the provision for loan losses decreased $1.1 million, or 52.0 percent, to $1.1 million in the fourth quarter of 2004, as compared to $2.2 million in the same period in 2003.

Total deposits increased $1.1 billion, or 16.9 percent, to $7.9 billion at December 31, 2004, compared to $6.8 billion at December 31, 2003. The majority of the increase, $1.0 billion, resulted from the Resource and First Washington acquisitions, with the remaining $131.2 million net increase due to growth in demand and savings balances offset by a decrease in time deposits.

Other income increased $4.8 million, or 17.5 percent, to $32.2 million in the fourth quarter of 2004, largely due to mortgage banking income. Approximately $3.3 million of the total increase resulted from the addition of Resource Bank and its mortgage banking and title insurance businesses.

Other expenses increased $10.1 million, or 16.6 percent, compared to the fourth quarter of 2003, to $70.7 million. Resource Bank added $7.5 million to this increase. The remaining $2.6 million increase resulted from continuing increases in health and retirement benefits and increases in audit and professional fees as a result of additional compliance requirements.

Fulton Financial Corporation is an $11.1 billion Lancaster, Pennsylvania-based financial holding company which operates 224 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; and First Washington State Bank, Windsor, NJ.

Fulton Financial completed its acquisition of First Washington FinancialCorp and its wholly-owned subsidiary, First Washington State Bank, on December 31, 2004. The acquisition was accounted for as a purchase and the balances of First Washington and a preliminary allocation of the purchase price to the fair values of net assets acquired are included in Fulton Financial’s December 31, 2004 unaudited consolidated balance sheet. A consolidating ending balance sheet, which shows the increases in balances resulting from the First Washington acquisition, is included with financial information accompanying this release.

Earlier this month, the Corporation announced its intent to acquire SVB Financial Services, Inc., based in Somerville, New Jersey. SVB’s sole banking subsidiary is Somerset Valley Bank, also based in Somerville. The bank operates 11 community-banking offices in Somerset, Middlesex and Hunterdon Counties and has approximately $475 million in assets. Pending regulatory and shareholder approval, the acquisition is expected to be completed in the third quarter of 2005.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.

Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.

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2004